Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

New York Community Bancorp, Inc., a corporation organized and existing under and by virtue of the state of Delaware (the “Corporation”), does hereby certify:

First: That the Board of Directors of the Corporation, at a meeting duly convened and held, adopted the following resolution proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation:

“NOW, THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation, subject to stockholder approval, Article Fourth of the Amended and Restated Certificate of Incorporation, which article was further amended on November 6, 2003, is hereby amended in its entirety and replaced with the following:

FOURTH:

A. The total number of shares of stock of all classes which the Corporation shall have authority to issue is nine hundred five million (905,000,000) consisting of:

1.	Five million (5,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”); and

2.	Nine hundred million (900,000,000) shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”).”

Second: That thereafter, pursuant to a resolution of its Board of Directors, at a special meeting of the stockholders of said corporation duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware a majority of the outstanding shares of common stock (there being no other class of capital stock outstanding) was voted in favor of the amendment.

Third: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

In witness whereof, New York Community Bancorp, Inc. has caused this certificate to be signed by R. Patrick Quinn, Executive Vice President, Chief Corporate Governance Officer and Corporate Secretary of the Corporation, this 26th day of April, 2016.

/s/ R. Patrick Quinn
By:	R. Patrick Quinn
Title:	Executive Vice President, Chief Corporate Governance Officer and Corporate Secretary

[Signature Page to Certificate of Amendment for New York Community Bancorp, Inc.]